Exhibit 99.1

NEWS RELEASE

Company contacts:

Keith Kitchen

VP of Finance

kkitchen@intellisync.com

408-321-7650

Patricia Menchaca

Director of Investor Relations

408-321-3843

pmenchaca@intellisync.com

INTELLISYNC CORPORATION ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

•     Revenue 64 Percent Higher Than Same Quarter Last Year

•     Seventh Consecutive Quarter Of Revenue Growth

•     Investor Conference Call Scheduled For 5:30 p.m. Eastern Time Today

SAN JOSE, CA (05/20/04) – Intellisync Corporation (Nasdaq: SYNC), a leading provider of synchronization and mobilization software, today reported net revenue of $11,007,000 for the third quarter of fiscal 2004 that ended April 30, 2004 – the Company’s seventh consecutive quarter of revenue growth. This compares to revenue of $10,003,000 reported last fiscal quarter and $6,725,000 reported in the third quarter of fiscal 2003, and represents year-over-year revenue growth of 64 percent and quarter-over-quarter revenue growth of 10 percent for the third fiscal quarter.

Reported loss in the third fiscal quarter of 2004 was $2,184,000 ($.03 per share), compared to a loss of $3,252,000 ($.06 per share) reported last fiscal quarter and a loss of $3,813,000 ($.08 per share) reported in the third fiscal quarter of 2003. The reported loss this quarter included an in-process research and development expense of $775,000 related to Intellisync’s acquisition of Search Software America (SSA); amortization of purchased technology and other intangible assets of $1,669,000, and severance costs of $253,000.

On a non-GAAP basis, Intellisync posted a net loss of $22,000 ($.00 per share) this quarter, compared to a profit of $397,000 ($.01 per share) last fiscal quarter and a profit of $7000 ($.00 per share) in the third quarter of fiscal 2003. Both the reported loss and non-GAAP result include net proceeds of $1,576,000 attributed to the settlement of Intellisync’s patent infringement lawsuit against Extended Systems, Inc. (A table reconciling the non-GAAP financial measure to the appropriate GAAP [Generally Accepted Accounting Principles] measure is included in the condensed consolidated financial statements attached to this release.)

“We have shifted our device technology model from wired to wireless, dramatically increased our emphasis on carriers and enterprises, and have reduced our dependence on retail revenues,” said Woodson (Woody) Hobbs, president and CEO of Intellisync Corporation. “These changes were quickly accomplished and we believe we are now back on track for accelerated growth. We believe wireless carriers, device manufacturers and software providers will embrace our comprehensive portfolio of mobile solutions. Our Intellisync Mobile Suite platform recently won Network Computing magazine’s Well-Connected Award as ‘Best Mobile Wireless Email System’, and was also the top-rated product in InfoWorld magazine’s review of mobile middleware solutions earlier this month. The integrated capabilities of Intellisync Mobile Suite calendar and contact synchronization, push email, mobile systems management, and custom data and file synchronization – were specifically designed to address the complex wireless needs of the enterprise.”

“In our third fiscal quarter, we aligned our cost structure with our updated guidance,” explained Keith Kitchen, Intellisync Corporation’s vice president of finance and chief accounting officer. “We believe that these cost savings, which total approximately $4 million on an annualized basis, will put the Company in a much better position to achieve its financial goals in our fourth fiscal quarter and fiscal 2005.”

INTELLISYNC CORPORATION THIRD-QUARTER HIGHLIGHTS

•	Changed its name to “Intellisync Corporation” and began trading under the Nasdaq stock symbol “SYNC” on Feb. 18, 2004. The new name builds on the strength of the well-known and internationally recognized Intellisync® brand, officially brings together several technologies obtained through the Company’s recent acquisitions, and underscores Intellisync Corporation’s central focus on synchronization across customer segments.

•	Acquired Search Software America (SSA), a privately held division of SPL WorldGroup, for $20 million in cash. SSA, whose products enhance the ability to search, find, match and group (synchronize) identity data within computer systems and network databases, operates as a wholly owned subsidiary of Intellisync Corporation.

•	Completed an offering of $60 million aggregate principal amount of convertible senior notes due March 2009, through an offering to qualified institutional buyers.

•	Settled its patent infringement lawsuit with Extended Systems. In the settlement agreement, Extended Systems agreed to make a one-time payment to Intellisync and receive a license to certain Intellisync patents, which Extended Systems acknowledges are valid.

•	Extended its licensing agreement with Research In Motion (RIM) (Nasdaq: RIMM; TSX: RIM). Intellisync is the exclusive supplier of desktop-based synchronization software to RIM, and has worked with RIM since 1998.

•	Made two important additions to its senior management team:

•	Named Steve Goldberg as its vice president of corporate development. Goldberg will work to identify potential candidates for acquisition or strategic relationships that fit with Intellisync’s roadmap and have the potential of increasing Intellisync’s value.

•	Named Robert “Rip” Gerber as its chief marketing officer. An internationally recognized marketing technologist and business leader, Gerber brings more than 18 years of strategic insight, management and marketing experience to Intellisync.

•	Announced its Intellisync Mobile Suite for Wireless Operators platform at the opening of the CTIA Wireless 2004 trade show in Atlanta. The product offers mobile operators a single solution for virtually all customer segments: mobile professionals, small- to medium-sized businesses and enterprises.

•	Shipped a new version of its award-winning Intellisync desktop synchronization software that provides support for Microsoft Windows Mobile-based Smartphones. In early May, the Company also added Windows Mobile-based Smartphone support to its Intellisync Mobile Suite wireless enterprise server platform.

•	Introduced a new release of its Intellisync Phone Edition software that offers an enhanced user interface and support for 15 additional mobile-phone models, including offerings from Sony Ericsson and Sanyo.

INVESTOR CONFERENCE CALL

Intellisync will host a live teleconference call at 5:30 p.m. Eastern Time on May 20, 2004 to discuss financial results and business highlights for the Company’s third fiscal quarter. During the call, Intellisync management will provide their perspectives regarding revenue and earnings forecasts, and will answer questions concerning recent business/financial developments.

To participate in the conference call, dial 1-877-407-8031 or 1-201-689-8031 (international) five to 10 minutes ahead of time (no passcode required). If you are unable to participate in the live call, an audio replay will be available starting at 7 p.m. Eastern Time for a 48-hour period or via the Internet at www.intellisync.com/investors for a 12-month period. To access the audio replay, dial 1-877-660-6853 or 1-201-612-7415 (international), Account No. 1628, Conference ID No. 105295. Intellisync Corporation will provide information pertaining to its third quarter financial results, as well as the forward guidance discussed during the call, on the Web at www.intellisync.com/investors/Q304. This information will be available for viewing prior to the start of the conference call on May 20, 2004.

ABOUT INTELLISYNC CORPORATION

Intellisync Corporation (Nasdaq: SYNC) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information to employees, customers or partners. Organizations can choose to use Intellisync Corporation’s ready-made offerings or leverage its professional services to create custom solutions built upon the Company’s core technology platforms. Intellisync Corporation’s customers and strategic partners include Global 2000 companies such as America Online, Crédit Agricole, Domino’s, Eastman Kodak, IBM, Microsoft, NTT DoCoMo, Oracle, PeopleSoft, Pfizer, T-Mobile, Verizon Wireless and Yahoo!. The Company has headquarters in San Jose, Calif., with offices in Atlanta, Tokyo and Milan. For more information on Intellisync Corporation’s products and services, please visit www.intellisync.com.

The forward-looking statements above in this news release, including but not limited to the Company’s ability to achieve accelerated growth and financial goals in its fiscal fourth quarter and fiscal 2005, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the rate of shift in the PDA market from “wired” devices to “wireless” devices and Intellisync’s ability to deliver suitable products and technologies, the timing of market adoption and movement toward data synchronization and integration solutions, a slowdown in the rate of adoption of Intellisync Corporation’s technologies by licensing partners, margin erosion, market shrinkage, economic uncertainty related to terrorism, the conflict in the Middle East, the overall condition of the Japanese and European economies, the timely introduction, availability and acceptance of new products, professional services and upgrades, the impact of competitive products and pricing, market acceptance of Intellisync’s recent acquisitions, realization of the anticipated benefits of actions taken to reduce costs, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Intellisync and the Intellisync logo are trademarks of Intellisync Corporation that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.

INTELLISYNC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED APRIL 30,		NINE MONTHS ENDED APRIL 30,
	2004	2003	2004	2003
Revenue
License	$7,512	$4,828	$20,336	$13,842
Services	3,495	1,897	8,690	3,714

Total revenue	11,007	6,725	29,026	17,556

Cost and operating expenses:
Cost of revenue	2,331	1,100	5,659	2,746
Amortization of purchased technology	990	161	1,543	456
Research and development	3,525	1,904	8,061	5,343
Sales and marketing	4,818	2,916	11,452	8,254
General and administrative	1,787	921	5,221	3,141
In-process research and development	775	406	3,667	406
Amortization of other intangible assets	679	19	1,003	19
Non-cash stock compensation (recovery)	(535)	840	729	1,070
Severance, facilities costs and other charges	253	—	929	—

Total cost and operating expenses	14,623	8,267	38,264	21,435

Operating loss	(3,616)	(1,542)	(9,238)	(3,879)
Other income (expense), net	(27)	168	255	564
Litigation settlement, net	1,576	—	1,576	—
Other-than-temporary impairment of investments	—	(2,394)	—	(2,394)

Loss before income taxes	(2,067)	(3,768)	(7,437)	(5,709)
Provision for income taxes	(117)	(45)	(260)	(227)

Net loss	$(2,184)	$(3,813)	$(7,697)	$(5,936)

Net loss per share:
Basic and diluted	$(0.03)	$(0.08)	$(0.14)	$(0.13)

Shares used in per share calculation:
Basic and diluted	63,859	46,106	55,575	45,747

Supplemental non-GAAP information (1):

Net loss	$(2,184)	$(3,813)	$(7,697)	$(5,936)

Amortization of purchased technology	990	161	1,543	456
In-process research and development	775	406	3,667	406
Amortization of other intangible assets	679	19	1,003	19
Non-cash stock compensation (recovery)	(535)	840	729	1,070
Severance, facilities costs and other charges	253	—	929	—
Other-than-temporary impairment of investments	—	2,394	—	2,394

Non-GAAP income (loss)	$(22)	$7	$174	$(1,591)

Non-GAAP net income (loss) per share:
Basic and diluted	$(0.00)	$0.00	$0.00	$(0.03)

Shares used in per share calculation:
Basic	63,859	46,106	55,575	45,747

Diluted	63,859	49,756	63,908	45,747

(1)	A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Non-GAAP income or loss is used by investors and analysts of Intellisync Corporation (the “Company”) as an alternative to GAAP measures when evaluating the Company’s performance in comparison to other companies. The Company’s management believes that the presentation of non-GAAP income or loss, excluding amortization of purchased technology, in-process research and development, amortization of intangible assets, non-cash stock compensation and other special charges, provide useful information regarding the Company’s financial performance and earnings potential by calculating and quantifying the effect of certain charges on income or loss per share calculated in accordance with GAAP and gives investors and analysts insight into the profitability of the Company’s operating business. Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The above non-GAAP information may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

INTELLISYNC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per common share data)

(Unaudited)

	APRIL 30, 2004	JULY 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$16,734	$7,842
Short-term investments	38,041	19,317
Accounts receivable, net	9,284	5,469
Inventories, net	200	113
Other current assets	1,822	882

Total current assets	66,081	33,623
Property and equipment, net	1,505	1,153
Goodwill, net	65,236	2,731
Other intangible assets, net	31,480	2,734
Restricted cash	4,061	296
Other assets	3,350	630

TOTAL ASSETS	$171,713	$41,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,875	$2,619
Accrued liabilities	7,736	3,816
Current portion of obligations under capital lease	55	—
Deferred revenue	5,211	2,015

Total current liabilities	14,877	8,450

Obligations under capital lease	158	—
Convertible senior notes	58,154	—
Other liabilities	2,329	921

Total liabilities	75,518	9,371

Stockholders’ equity:

Common stock, $0.001 par value; 160,000 and 80,000 shares authorized; 65,332 and 47,753 shares issued and outstanding at April 30, 2004 and July 31, 2003	65	48
Additional paid-in capital	225,552	153,986
Receivable from stockholders	—	(112)
Deferred stock compensation	—	(459)
Accumulated deficit	(129,358)	(121,661)
Other comprehensive loss	(64)	(6)

Total stockholders’ equity	96,195	31,796

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$171,713	$41,167